SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. ) *

ZION OIL & GAS INC

(Name of Issuer)

Common Stock

(Title of Class of Securities)

989696109

(CUSIP Number)

December 29, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Glen H. Perry

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

48,500

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

448,500

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

448,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Philip Mandelker

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

39,083

6. SHARED VOTING POWER

3,500(1)

7. SOLE DISPOSITIVE POWER

99,083

8. SHARED DISPOSITIVE POWER

403,500(1)(2)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

502,583(1)(2)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.7%

12. TYPE OF REPORTING PERSON*

IN

(1) Includes 1,000 shares held indirectly by Mr. Mandelker for the benefit of his spouse, Edna Mandelker; 1,000 shares held indirectly by Mr. Mandelker for the benefit of his child, Inbal Mandelker and 1,000 shares held indirectly by Mr. Mandelker for the benefit of his child, Nir Mandelker.

(2)Includes 400,000 shares held by the Philip Mandelker Irrevocable Trust of which Mr. Mandelker is the beneficiary.

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Donald E. & Ivy M. Green TTEE Revocable Living Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

195,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

195,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.2%

12. TYPE OF REPORTING PERSON*

OO

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Elisha Roih

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

155,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

155,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.8%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Joan Brown

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

100,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Norman Ingram

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

50,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Rosemary Ingram

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

50,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Carol Joan Skarvi Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

50,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Robert Jarvis

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

75,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

75,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.9%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Mark Brown

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

75,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

75,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.9%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Darwin K. Pratt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

101,833

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

101,833

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Eugene Soltero

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

143,708

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

483,708

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

483,708

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.5%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David Patir

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

3,000

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

8,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Peter Donlin

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Dorothy Wolfe

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Jane Anderson

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

13,200

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

18,200

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,200

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Tamara Trzcinski

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

13,200

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

18,200

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,200

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Jim Duncan

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Ursula Veselka

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

5,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Dr. Eliezer Kashai

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

50,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

David Halperin

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

25,000

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Irith Rappaport

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

62,833

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

112,833

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

112,833

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.3%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Roger Pratt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

31,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

31,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Judy Pratt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

31,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

31,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.4%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

William Avery

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

19,334

6. SHARED VOTING POWER

12,000*

7. SOLE DISPOSITIVE POWER

229,334

8. SHARED DISPOSITIVE POWER

12,000*

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

241,334*

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.6%

12. TYPE OF REPORTING PERSON*

IN

*Includes 12,000 shares held indirectly by Mr. Avery with investment & voting power by general power of attorney from Mr. Avery's mother

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Philip Mandelker Irrevocable Trust

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

400,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

400,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.6%

12. TYPE OF REPORTING PERSON*

OO

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Karen Soltero

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

21,373

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

71,373

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

71,373

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.8%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Nicole Ramdeen

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

12,500

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Michael Berger

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

3,334

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,334

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Marsha Coleman

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

3,333

8. SHARED DISPOSITIVE POWER

0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,333

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

ESOP Trust Company FBO Richard Rinberg

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

0

6. SHARED VOTING POWER

0

7. SOLE DISPOSITIVE POWER

0

8. SHARED DISPOSITIVE POWER

200,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

200,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.3%

12. TYPE OF REPORTING PERSON*

OO

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Richard Rinberg

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Israel

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

141,833

6. SHARED VOTING POWER

10,000(1)

7. SOLE DISPOSITIVE POWER

141,833

8. SHARED DISPOSITIVE POWER

210,000(1)(2)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

351,833(1)(2)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.0%

12. TYPE OF REPORTING PERSON*

IN

(1) Includes 10,000 shares held indirectly by Richard Rinberg for the benefit of his wife Emma Rinberg.

(2) Includes 200,000 shares held by ESOP Trust Company for the benefit of Richard Rinberg.

CUSIP No. 989696109

---------------------

1. NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

John Brown

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) [_]

(b) [X]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

3,360,833

6. SHARED VOTING POWER

7. SOLE DISPOSITIVE POWER

477,500

8. SHARED DISPOSITIVE POWER

100,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,360,833

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

38.4%

12. TYPE OF REPORTING PERSON*

IN

CUSIP No. 989696109

---------------------

Item 1(a). Name of Issuer:

ZION OIL & GAS INC.

--------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

6510 Abrams Road,

Suite 300

Dallas, TX 75231

--------------------------------------------------------------------

Item 2(a). Name of Person Filing:

See cover page for respective reporting person

--------------------------------------------------------------------

Item 2(b). Address of Principal Business Office, or if None, Residence:

See Exhibit B

--------------------------------------------------------------------

Item 2(c). Citizenship:

See cover page for respective reporting person

--------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

Common Stock

--------------------------------------------------------------------

Item 2(e). CUSIP Number:

989696109

--------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)

or (c), Check Whether the Person Filing is a:

(a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act.

(e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

See cover page for respective reporting person

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

-----------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

John Brown may be deemed to beneficially own 2,846,533 shares held by other persons subject to a voting agreement. Such persons have the power to receive and the power to direct the proceeds of dividends or the sale of such securities.

-----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

-----------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

See Exhibit C

-----------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

-----------------------------------------------------------------------

Item 10. Certifications.

None

-----------------------------------------------------------------------

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Sandra Green AIF for Glen H. Perry

Glen H. Perry

/s/ Sandra Green AIF for Philip Mandelker

Philip Mandelker

Donald E. & Ivy M. Green TTEE Revocable Living Trust

By:/s/ Sandra Green AIF for Donald Green

Donald Green, Trustee

By:/s/ Sandra Green AIF for Ivy Green

Ivy Green, Trustee

/s/ Sandra Green AIF for Elisha Roih

Elisha Roih

/s/ Sandra Green AIF for Joan Brown

Joan Brown

/s/ Sandra Green AIF for Norman Ingram

Norman Ingram

/s/ Sandra Green AIF for Rosemary Ingram

Rosemary Ingram

Carol Joan Skarvi Trust

By:/s/ Sandra Green AIF for Carol Joan Skarvi

Carol Joan Skarvi, Trustee

/s/ Sandra Green AIF for Robert Jarvis

Robert Jarvis

/s/ Sandra Green AIF for Mark Brown

Mark Brown

/s/ Sandra Green AIF for Darwin K. Pratt

Darwin K. Pratt

/s/ Sandra Green AIF for Eugene Soltero

Eugene Soltero

/s/ Sandra Green AIF for David Patir

David Patir

/s/ Sandra Green AIF for Peter Donlin

Peter Donlin

/s/ Sandra Green AIF for Dorothy Wolfe

Dorothy Wolfe

/s/ Sandra Green AIF for Jane Anderson

Jane Anderson

/s/ Sandra Green AIF for Tamara Trzcinski

Tamara Trzcinski

/s/ Sandra Green AIF for Jim Duncan

Jim Duncan

/s/ Sandra Green AIF for Ursula Veselka

Ursula Veselka

/s/ Sandra Green AIF for Eliezer Kashai

Dr. Eliezer Kashai

/s/ Sandra Green AIF for David Halperin

David Halperin

/s/ Sandra Green AIF for Irith Rappaport

Irith Rappaport

/s/ Sandra Green AIF for Roger Pratt

Roger Pratt

/s/ Sandra Green AIF for Judy Pratt

Judy Pratt

/s/ Sandra Green AIF for William Avery

William Avery

Philip Mandelker Irrevocable Trust

By:/s/ Sandra Green AIF for Jessica Friedman

Jessica Friedman, Trustee

/s/ Sandra Green AIF for Karen Soltero

Karen Soltero

/s/ Sandra Green AIF for Nicole Ramdeen

Nicole Ramdeen

/s/ Sandra Green AIF for Michael Berger

Michael Berger

/s/ Sandra Green AIF for Marsha Coleman

Marsha Coleman

ESOP Trust Company FBO Richard Rinberg

By:/s/ Sandra Green AIF for Odelia Pollak

Odelia Pollak, Trustee

/s/ Sandra Green AIF for Richard Rinberg

Richard Rinberg

/s/ Sandra Green AIF for John M. Brown

John M. Brown

Exhibit A

Agreement

The undersigned agree that this Schedule 13G, all further amendments thereto, and any Schedule 13D (and all amendments thereto), required to be filed by reporting persons hereunder relating to the Common Stock of ZION OIL & GAS INC. shall be filed on behalf of the undersigned.

/s/ Sandra Green AIF for Glen H. Perry

Glen H. Perry

/s/ Sandra Green AIF for Philip Mandelker

Philip Mandelker

Donald E. & Ivy M. Green TTEE Revocable Living Trust

By:/s/ Sandra Green AIF for Donald Green

Donald Green, Trustee

By:/s/ Sandra Green AIF for Ivy Green

Ivy Green, Trustee

/s/ Sandra Green AIF for Elisha Roih

Elisha Roih

/s/ Sandra Green AIF for Joan Brown

Joan Brown

/s/ Sandra Green AIF for Norman Ingram

Norman Ingram

/s/ Sandra Green AIF for Rosemary Ingram

Rosemary Ingram

Carol Joan Skarvi Trust

By:/s/ Sandra Green AIF for Carol Joan Skarvi

Carol Joan Skarvi, Trustee

/s/ Sandra Green AIF for Robert Jarvis

Robert Jarvis

/s/ Sandra Green AIF for Mark Brown

Mark Brown

/s/ Sandra Green AIF for Darwin K. Pratt

Darwin K. Pratt

/s/ Sandra Green AIF for Eugene Soltero

Eugene Soltero

/s/ Sandra Green AIF for David Patir

David Patir

/s/ Sandra Green AIF for Peter Donlin

Peter Donlin

/s/ Sandra Green AIF for Dorothy Wolfe

Dorothy Wolfe

/s/ Sandra Green AIF for Jane Anderson

Jane Anderson

/s/ Sandra Green AIF for Tamara Trzcinski

Tamara Trzcinski

/s/ Sandra Green AIF for Jim Duncan

Jim Duncan

/s/ Sandra Green AIF for Ursula Veselka

Ursula Veselka

/s/ Sandra Green AIF for Eliezer Kashai

Dr. Eliezer Kashai

/s/ Sandra Green AIF for David Halperin

David Halperin

/s/ Sandra Green AIF for Irith Rappaport

Irith Rappaport

/s/ Sandra Green AIF for Roger Pratt

Roger Pratt

/s/ Sandra Green AIF for Judy Pratt

Judy Pratt

/s/ Sandra Green AIF for William Avery

William Avery

Philip Mandelker Irrevocable Trust

By:/s/ Sandra Green AIF for Jessica Friedman

Jessica Friedman, Trustee

/s/ Sandra Green AIF for Karen Soltero

Karen Soltero

/s/ Sandra Green AIF for Nicole Ramdeen

Nicole Ramdeen

/s/ Sandra Green AIF for Michael Berger

Michael Berger

/s/ Sandra Green AIF for Marsha Coleman

Marsha Coleman

ESOP Trust Company FBO Richard Rinberg

By:/s/ Sandra Green AIF for Odelia Pollak

Odelia Pollak, Trustee

/s/ Sandra Green AIF for Richard Rinberg

Richard Rinberg

/s/ Sandra Green AIF for John M. Brown

John M. Brown

Exhibit B

Glen H. Perry

255A Dizengoff Street # 18

Tel Aviv, Israel 63117

Philip Mandelker

44/26 Tagore Street

Tel Aviv, Israel 69341

TTEE Revocable Living Trust FBO Donald & Ivy Green U/A/D 12/17/96

3615 Karen Parkway # 202

Waterford, MI 48328

Elisha Roih

23 Ya Kov Meridor

Tel Aviv, Israel 69411

Joan Brown

600 St. Emelion Court

Irving, TX 75038

Norman Ingram

448 Nicolet

Walled Lake, MI 48390-3542

Rosemary Ingram

448 Nicolet

Walled Lake, MI 48390-3542

Carol Joan Skarvi Trust

4374 Springbrook Dr.

Swartz Creek, MI 48473

Robert Jarvis

3710 Elizabeth Lk. Rd.

Waterford, MI 48328

Mark Brown

3710 Elizabeth Lk. Rd.

Waterford, MI 48328

Darwin K. Pratt

5748 Owen Rd.

Cheboygan, MI 49721-9433

Eugene Soltero

7127 Hillgreen Drive

Dallas, TX 75214

David Patir

5630 Avalon Way

Houston, TX 77057

Peter Donlin

2850 Dixie Highway

Waterford, MI 48328

Dorothy Wolfe

1915 Baldwin Road

Pontiac, MI 48340

Jane Anderson

3223 Stumpwood

Commerce, MI 48382

Tamara Trzcinski

3223 Stumpwood

Commerce, MI 48382

Jim Duncan

5813 Bellaire

Houston, TX 77081

Ursula Veselka

830 Rossini Blvd., Windsor

Windsor, ON N8Y 2Z3 Canada

Dr. Eliezer Kashai

Menechem Begin #11

Ra'annana, Israel 43722

David Halperin

17B Gluskin St.

Rehovot, Israel

Irith Rappaport

255A Dizengoff St. #18

Tel Aviv, Israel 63117

Roger Pratt

13040 N. Holly Rd.

Holly, MI 48442

Judy Pratt

13040 N. Holly Rd.

Holly, MI 48442

William Avery

9480 Gatetrail

Dallas, TX 75238

Philip Mandelker Irrevocable Trust

305 E. 24th St.

New York, NY 10010

Karen Soltero

11113 Moorpark Street, #107

W. Toluca Lake, CA 91602

Nicole Ramdeen

5460 Courtney Circle

Boynton Beach, FL 33437

Michael Berger

3318 Sturbridge Ln

Sugar Land, TX 77479

Marsha Coleman

5000 Dull Knife Dr.

Austin, TX 78759

ESOP Trust Co. FBO Richard Rinberg

Aviv Tower

7 Jabotinsky St.

Ramat Gan, Israel 52520

Richard Rinberg

55 Ahad Ha'am

Ra'anana, Israel 43210

John Brown

6510 Abrams Road

Suite 300

Dallas, Texas 75231

Exhibit C

Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a "group" with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934. In addition, Ralph Devore who may be deemed a group member with the other reporting persons hereunder has informed Issuer that he is filing a separate Schedule 13G. To the knowledge of the reporting persons, Mr. Devore beneficially owns 218,016 shares representing 2.5% of the total outstanding shares of Issuer.

The following individuals may be members of a 13(d) group with the reporting persons. Below is a listing of the beneficial ownership of such persons.

Edwin L. Johnson

Sole Voting Power:

0

Shared Voting Power:

0

Sole Dispositive Power:

90,000

Shared Dispositive Power:

0

Aggregate Amount Beneficially Owned:

90,000

Percent of Class Represented:

1.0%

Ronald E. Lichtman

Sole Voting Power:

0

Shared Voting Power:

0

Sole Dispositive Power:

12,500

Shared Dispositive Power:

0

Aggregate Amount Beneficially Owned:

12,500

Percent of Class Represented:

0.1%

Horst Witt

Sole Voting Power:

0

Shared Voting Power:

0

Sole Dispositive Power:

0

Shared Dispositive Power:

5,000

Aggregate Amount Beneficially Owned:

5,000

Percent of Class Represented:

0.1%

Gerda Witt

Sole Voting Power:

0

Shared Voting Power:

0

Sole Dispositive Power:

0

Shared Dispositive Power:

5,000

Aggregate Amount Beneficially Owned:

5,000

Percent of Class Represented:

0.1%

Jean Bowles

Sole Voting Power:

0

Shared Voting Power:

0

Sole Dispositive Power:

5,000

Shared Dispositive Power:

0

Aggregate Amount Beneficially Owned:

5,000

Percent of Class Represented:

0.1%

Carla Moore

Sole Voting Power:

0

Shared Voting Power:

0

Sole Dispositive Power:

3,333

Shared Dispositive Power:

0

Aggregate Amount Beneficially Owned:

3,333

Percent of Class Represented:

0.0%